Exhibit 10.2
EQUITY COMMITMENT LETTER

Bain Capital Asia Fund, L.P.
Bain Capital Fund X, L.P.
111 Huntington Avenue
Boston, MA  02199

May 20, 2011

Amber Parent Limited
Amber Mergerco, Inc.
c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

This letter agreement sets forth the commitments of Bain Capital Asia Fund, L.P. and Bain Capital Fund X, L.P. (together, "Sponsors"), subject to the terms and conditions contained herein, to purchase certain equity interests of Amber Parent Limited, a newly formed Cayman exempted limited company ("Parent"). It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement") to be entered into among China Fire & Security Group, Inc., a Florida corporation (the "Company"), Parent and Amber Mergerco, Inc., a wholly-owned subsidiary of Parent ("Merger Sub"), Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1. Commitment.  Sponsors hereby commit, subject to the terms and conditions set forth herein, that, simultaneous with the Closing, they shall (x) purchase, or shall cause the purchase of, equity interests of Parent for an aggregate amount equal to $160,700,000 (the "Commitment"), and (y) cause Parent, upon receipt of the Commitment, to purchase equity interests of Merger Sub for an aggregate amount equal to the Commitment, in each case solely for the purpose of Parent and/or Merger Sub funding, and to the extent necessary to fund, a portion of the aggregate Merger Consideration pursuant to and in accordance with the Merger Agreement, together with related expenses. Sponsors may effect the purchase of the equity interests of Parent directly or indirectly through one or more direct or indirect wholly-owned Subsidiaries of a Sponsor or any other investment fund advised or managed by the Fund Manager (other than any entity that competes or is likely to compete with the Company or any Company Subsidiary). The amount of the Commitment to be funded under this letter agreement simultaneous with the Closing may be reduced in an amount specified by Parent but only to the extent that it will be possible for Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement with Sponsors contributing less than the full amount of the Commitment.

2. Conditions.  The Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver at the Closing of each of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by the Merger Agreement, (iii) the contemporaneous consummation of the Closing and (iv) the contemporaneous funding of the Debt Financing on the terms and conditions described in the Debt Financing Commitment Letter.

3. Limited Guarantee.  Concurrently with the execution and delivery of this letter agreement, the Guarantor is executing and delivering to the Company a limited guarantee, dated as of the date hereof, related to Parent's and Merger Sub's payment obligations under the Merger Agreement (the "Limited Guarantee"). Other than with respect to Retained Claims (as defined under the Limited Guarantee), the Company's remedies against the Guarantor under the Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its Affiliates against (i) the Guarantor, Sponsors, Parent or Merger Sub and (ii) any former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of, the Guarantor, Sponsors, Parent or Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (those persons and entities described in clause (ii) each being referred to as a "Non-Recourse Party") in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent's or Merger Sub's breach is caused by Sponsors' breach of their obligations under this letter agreement.

4. Enforceability.  This letter agreement may only be enforced by (i) Parent at the direction of Sponsors or (ii) the Company solely in accordance with, and to the extent permitted by, Section 9.6 of the Merger Agreement. Neither Parent's, Merger Sub's nor the Company's creditors shall have the right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

5. No Modification; Entire Agreement.  This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, Merger Sub and Sponsors. Together with the Merger Agreement and the Limited Guarantee, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Guarantor, Sponsors or any of their respective Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.  No transfer of any rights or obligations hereunder shall be permitted without the consent of Parent, Merger Sub and Sponsors.  Any transfer in violation of the preceding sentence shall be null and void.

6. Governing Law; Jurisdiction; Venue.  This letter agreement, and all claims and causes of action arising out of, based upon, or related to this letter agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.  Any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement or the transactions contemplated hereby shall be brought solely and exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, the U.S. District Court for the District of Delaware; or, if that court declines to accept jurisdiction over a particular matter, the U.S. District Court for the Southern District of New York).  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this letter agreement in any other court.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process as set forth below, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this letter agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 6 of the Limited Guarantee, with respect to Sponsors, and Section 9.2 of the Merger Agreement, with respect to Parent or Merger Sub.

7. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LETTER AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

8. Counterparts.  This letter agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9. Third Party Beneficiaries.  This letter agreement shall inure to the benefit of and be binding upon Parent, Merger Sub and Sponsors. The Company is a third party beneficiary of this letter agreement solely for purposes of Section 4(ii) of this letter agreement.  Except as provided in the immediately preceding sentence, nothing in this letter agreement, express or implied, is intended to confer upon any person other than Parent, Merger Sub and Sponsors any rights or remedies under, or by reason of, or any rights to enforce or cause Parent or Merger Sub to enforce, the Commitment or any provisions of this letter agreement or to confer upon any person any rights or remedies against any person other than Sponsors (but only at the direction of Sponsors as contemplated hereby) under or by reason of this letter agreement. Without limiting the foregoing, neither Parent's nor Merger Sub's creditors shall have any right to enforce this letter agreement or to cause Parent or Merger Sub to enforce this letter agreement.

10. Termination.  The obligation of Sponsors to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing, at which time the obligation will be discharged but subject to the performance of such obligation and (c) the Company or any of its Affiliates, directly or indirectly, asserting a claim against the Guarantor, Sponsors or any Non-Recourse Party in connection with this letter agreement, the

Merger Agreement, the Limited Guarantee or any of the transactions contemplated hereby or thereby or otherwise relating hereto or thereto, other than the Company asserting any Retained Claim (as defined under the Limited Guarantee). Notwithstanding anything in this Section 10 to the contrary, in the event the Company, as the express third party beneficiary hereunder, shall have filed any claim or suit to enforce the terms of this letter agreement prior to such termination, the obligation to fund the Commitment and all other obligations of Sponsors hereunder shall not expire, and shall remain in full force and effect, during the time such suit or action is pending, plus twenty (20) Business Days or until the time period established by the court presiding over such claim or suit.

11. No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that Sponsors may be partnerships or limited liability companies, by their acceptance of the benefits of this letter agreement, Parent acknowledges and agrees that no Person other than Sponsors has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, any Non-Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

12. Representations and Warranties.  Sponsors hereby represent and warrant with respect to themselves to Parent that (a) they have all limited partnership or other organizational power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by Sponsors has been duly and validly authorized and approved by all necessary limited partnership or other organizational action by them; (c) this letter agreement has been duly and validly executed and delivered by them and constitutes a valid and legally binding obligation of them, enforceable against them in accordance with the terms of this letter agreement; (d) the Commitment is less than the maximum amount that Sponsors are collectively permitted to invest in any one portfolio investment pursuant to the terms of their respective constituent documents or otherwise; and (e) Sponsors have uncalled capital commitments or otherwise have available funds in excess of the Commitment.

13. Interpretation.  For the avoidance of doubt, the Rollover Agreements (as such term is defined in the Merger Agreement), the transactions contemplated therein and any proceeding or claim arising thereunder shall be interpreted as separate and distinct from the Merger Agreement, and the phrases "this letter agreement or the Merger Agreement and the transactions contemplated thereby"; "all prior agreements, understandings and statements, written or oral, between Sponsors or any of their respective Affiliates"; "any document or agreement entered into in connection with the Merger Agreement"; "arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby"; and phrases of similar import shall be interpreted to exclude the Rollover Agreements, the transactions contemplated therein and any proceeding or claim arising thereunder.

*   *   *   *   *

Sincerely,

BAIN CAPITAL ASIA FUND, L.P.

By Bain Capital Partners Asia, L.P.,

its general partner

By Bain Capital Investors, LLC,

its general partner

By: /s/ Paul Edgerley

Name: Paul Edgerley

Title:  Managing Director

BAIN CAPITAL FUND X, L.P.

By Bain Capital Partners X, L.P.,

its general partner

By Bain Capital Investors, LLC,

its general partner

By: /s/ Paul Edgerley

Name: Paul Edgerley

Title:  Managing Director

Agreed to and accepted:

Amber Parent Limited

By: /s/ Paul Edgerley
Name: Paul Edgerley
Title: Director

Amber Mergerco, Inc.

By: /s/ Paul Edgerley
Name: Paul Edgerley
Title: President and Secretary

[Signature Page to Equity Commitment Letter]